Exhibit 99.1

Capstone Secures Up To $10 million Financing Facility –
Supports Acquisition Strategy

Initial $3 Million Close Facilitates Announced Southeast, U.S. Based Deal Under LOI

July 30, 2025 – New York, NY – Capstone Holding Corp. (NASDAQ: CAPS), a national building products distribution platform, today announced the closing of a $10 million convertible note facility on July 29, 2025, which will be initially used to provide valuable additional financing capacity to support its previously announced M&A strategy. It has drawn down $3 million of the facility and may access the remaining capital on terms to be mutually agreed. The structure of this financing - and the additional capacity it provides - brings Capstone a strong institutional partner and a template for future drawdowns to support its acquisition strategy and other general corporate purposes.

The proceeds from the initial draw will be used primarily to fund the previously announced acquisition of a Southeast U.S. -based distributor of thin veneer stone and hardscape materials. That transaction is currently under a non-binding letter of intent.

“We are pleased that investors have reviewed our team and strategy and elected to provide a valuable convertible note facility to help finance our previously announced M&A strategy. Capstone is committed to growing with discipline, and this facility gives us the speed and flexibility to do that without compromising our capital structure,” said Matt Lipman, CEO of Capstone Holding. He went further to say “This approach also aligns with our long-term strategy: investing in high-quality acquisitions that are immediately accretive to earnings, while preserving liquidity and minimizing dilution. This transaction helps us take the next step toward entering a high-growth Southeastern market with a proven local operator.”

Key terms of the facility include an original issue discount of 8.34%, an interest rate of 7.0% per annum, and a maturity date of July 29, 2026. The facility is convertible from time to time at the option of the investor into Capstone shares based upon a conversion price of $1.72 per share and as otherwise set forth in the related transaction documents. Subsequent draws are subject to mutual consent. Having a negotiated set of documents as part of a convertible note facility allows Capstone to retain the same transaction documents and to adjust the economics of the transaction easily. Full details will be available in the company’s 8-K filing detailing this transaction.

Joseph Gunnar & Co., LLC acted as the exclusive placement agent for this offering.

This transaction reflects investor confidence in Capstone’s growth trajectory and the long-term value of equity participation.

Capstone continues to pursue an active pipeline of acquisition targets, with a focus on founder-led businesses in high-growth markets that benefit from Capstone’s scale, supply chain infrastructure, and proprietary brand portfolio. The pending acquisition would mark Capstone’s expansion into one of the fastest-growing construction markets in the country, with clear synergies in distribution, freight logistics, and service delivery.

The company continues to target a full-year revenue run-rate of $100 million, through organic growth, strategic M&A, and capital discipline.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ:CAPS) is a diversified platform of building products businesses focused on distribution, brand ownership, and acquisition. Capstone’s Instone subsidiary currently serves 31 U.S. states, offering proprietary lines of stone veneer, hardscape materials, and modular masonry systems. Capstone’s strategy combines operational efficiency, disciplined capital deployment, and brand control to build a scalable, high-margin platform.

Forward-Looking Statements

This press release contains certain “forward-looking statements”. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events. Investors can find many (but not all) of these statements by the use of words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” or other similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent events or circumstances, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure investors that such expectations will turn out to be correct, and the Company cautions that actual results may differ materially from anticipated results. Additional factors are discussed in the Company’s public filings with the Securities and Exchange Commission, available for review at www.sec.gov.

Investor Contact:

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com